Hampton Roads Bankshares Approves Stock Repurchase

    CHESAPEAKE, Va., Aug. 13 /PRNewswire-FirstCall/ -- At its meeting on Tuesday, August 12, 2003, the Board of Directors of Hampton Roads Bankshares, Inc. (OTC Bulletin Board: HMPR), parent company of Bank of Hampton Roads, approved the repurchase of shares of its common stock in the open market and in private transactions. The Company will use the repurchased shares to offset partially the effects of shares issued for its dividend reinvestment plan and exercises of stock options. The repurchase program will remain in effect until otherwise rescinded by the Board.

    Repurchasing shares in the open market should provide additional liquidity for the Company's common stock, which is traded in the Over the Counter Bulletin Board Market under the symbol HMPR. In addition, purchases should have a positive impact on the return on shareholders' equity investment.

    On July 8, 2003, Hampton Roads Bankshares announced a cash dividend in the amount of $0.15 per share on its common stock, payable on September 15, 2003, to shareholders of record as of August 15, 2003. The Board declared this dividend in consideration of Hampton Roads Bankshares' strong financial performance in the first half of the year, the recent dividend tax reduction, and the Board's concern for providing value to its shareholders.
Historically, the Company has paid an annual dividend based upon its year-end earnings. In March 2003, shareholders received an annual dividend in the amount of $0.27 per share representing the Company's success during 2002. The Company's current dividend payment of $0.15 per share represents an annualized dividend of $0.30 per share and is an 11% increase over the annual dividend previously paid.


    Hampton Roads Bankshares is traded on the Over the Counter Bulletin Board under the symbol HMPR. Bank of Hampton Roads, a full service community bank, operates 15 offices throughout the cities of Chesapeake, Virginia Beach, Norfolk and Suffolk. Additional information about the Company and its subsidiaries can be found on the Web at www.bankofhamptonroads.com.


    This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.


    CONTACT: Tiffany Glenn or Donald Fulton of Hampton Roads Bankshares, Inc., +1-757-436-1000.



SOURCE  Hampton Roads Bankshares, Inc.
    -0-                             08/13/2003
    /CONTACT: Tiffany Glenn or Donald Fulton of Hampton Roads Bankshares, Inc., +1-757-436-1000/
    /Web site:  http://www.bankofhamptonroads.com/
    (HMPR)

CO:  Hampton Roads Bankshares, Inc.; Bank of Hampton Roads
ST:  Virginia
IN:  FIN OTC
SU: